Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of AEP Transmission Company, LLC of our report dated February 25, 2021 relating to the financial statements, which appears in the 2020 Annual Report, which is incorporated by reference in AEP Transmission Company LLC’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the incorporation by reference of our report dated February 25, 2021 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
April 29, 2021